Exhibit 99.1

July 29, 2019	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION REPORTS INCREASES IN

EARNINGS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019

Glen Head, New York, July 29, 2019 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the three and six months ended June 30, 2019.  In the highlights that follow, all comparisons are of the current three or six-month period to the same period last year unless otherwise indicated.

SECOND QUARTER HIGHLIGHTS

•	Net Income and EPS were $10.7 million and $.43, respectively, versus $10.3 million and $.40.
•	Book Value Per Share increased 7.5% to $15.87 at 6/30/19 from $14.76 at 6/30/18.
•	Cash Dividends Per Share increased 13.3% to $.17 from $.15.
•	ROA and ROE were strong at 1.02% and 11.00%, respectively, compared to .97% and 11.08%.
•	Net interest margin of 2.58% increased 2 basis points over Q1 2019.
•	Noninterest expense declined 2.4% versus Q1 2019 reflecting management’s ongoing expense control measures.
•	Repurchased 240,300 shares during the quarter at a cost of $5.3 million and 992,400 shares to date at a cost of $22.2 million.
•	Total assets and loans were essentially unchanged from year-end 2018 at $4.2 and $3.2 billion, respectively.

SIX MONTH HIGHLIGHTS

•	Net Income and EPS were $21.6 million and $.86, respectively, versus $21.4 million and $.84.
•	ROA and ROE were strong at 1.03% and 11.15%, respectively, compared to 1.05% and 11.77%.
•	Effective tax rate was 16.9% versus 11.2%.
•	The Credit Quality of the Bank’s loan and securities portfolios remains strong.

Analysis of Earnings – Six Months Ended June 30, 2019

Net income for the first six months of 2019 was $21.6 million, an increase of $159,000, or .7%, versus the same period last year.  The increase is attributable to decreases in the provision for loan losses of $2.4 million and noninterest expense of $664,000.  The impact of these decreases was partially offset by declines in net interest income and noninterest income of $352,000 and $810,000, respectively, and an increase in income tax expense of $1.7 million.

The decline in net interest income occurred because of yield curve flattening followed by inversion and management’s resulting decision to slow loan and overall balance sheet growth.  Flattening and inversion of the yield curve occurred as increases in the federal funds target rate were initially accompanied by lesser increases in intermediate and long-term U.S. treasury rates and then by declines in such rates.  The federal funds target rate drives the Bank’s cost of deposits and short-

term borrowings while intermediate and long-term treasury rates drive the yields available to the Bank on loan originations and repricings, securities purchases and the reinvestment of cash flows.  When comparing the current six-month period to the same period last year, the cost of interest bearing deposits and short-term borrowings increased by 46 basis points and 71 basis points, respectively, while the yield on the loan portfolio only increased by 10 basis points and the yield on the securities portfolio increased by 53 basis points.  Loan portfolio yield improved largely because of a positive spread between the rates on loans being originated and those paying down, loans repricing at higher yields and a shift in originations from lower yielding residential mortgages to higher yielding commercial mortgages.  The improvement in yield on the securities portfolio largely resulted from restructuring of the taxable securities portfolio in 2018.

Net interest margin for the first six months of 2019 was 2.57%, down 9 basis points from 2.66% for the same period last year.  The decrease is largely attributable to the flattening and inversion of the yield curve and the resulting impact on funding costs and asset yields. While net interest margin and earnings could be negatively impacted by additional increases in the federal funds target rate, a pause by the Federal Reserve or a decrease in the federal funds target rate could relieve some of the upward pressure on funding costs and may result in a decrease in funding costs and improvement in net interest income and net interest margin over time.

Management’s decision to slow loan growth resulted in modest growth of 3.9%, or $120.5 million, in the average balance of loans when comparing the current six-month period to the same period last year.  Loan growth was funded by increases in the average balances of interest-bearing deposits of $120.8 million, or 5.5%, short-term borrowings of $17.2 million, or 9.6%, and stockholders’ equity of $23.3 million, or 6.4%.  These increases were partially offset by a decrease in long-term borrowings of $69.5 million, or 16.1%.  Substantial contributors to the growth in deposits were the Bank’s ongoing municipal deposit initiative and the issuance of brokered certificates of deposit (“CDs”).  The average balance of brokered CDs increased $170.5 million as brokered CDs were used as a lower cost alternative to Federal Home Loan Bank (“FHLB”) advances.  Substantial contributors to the growth in stockholders’ equity were net income and the issuance of shares under the Corporation’s Dividend Reinvestment and Stock Purchase Plan during the early part of 2018, partially offset by cash dividends declared and common stock repurchases which began in December 2018.

Management has been proactive in addressing the downward pressure on net interest income, net interest margin and earnings caused by the flat and now inverted yield curve and the low interest rate environment.  Actions taken thus far include, among others:

•	Reducing overall balance sheet growth by slowing loan growth and the related need for funding
•	Slowing the pace of branch expansion
•	Changing the mix of loans being originated to higher yielding commercial mortgages from lower yielding residential mortgages
•	Restructuring the securities portfolio
•	Hedging a portion of short-term borrowings with an interest rate swap
•	Shifting a portion of borrowings from FHLB advances to brokered CDs to reduce funding costs
•	Maintaining tight control over operating expenses
•	Focusing on improving the level of noninterest income
•	Using excess capital to repurchase common stock which improves EPS and ROE

Thus far in 2019, total loans, assets and related funding, consisting of deposits and borrowings, have declined modestly and the emphasis on commercial mortgages has continued.  Only one new branch was opened in 2019 and no further branch openings are expected for the remainder of the year. Management continues to evaluate additional steps that may be taken to mitigate the impact on earnings of the current interest rate environment including the hiring of additional lenders to grow the commercial and industrial loan portfolio and related core funding.

The modest mortgage loan pipeline at quarter end of $49 million is reflective of management’s current plans to not meaningfully change the size of the loan portfolio during the remainder of 2019.

The most significant reason for the reduction in the provision for loan losses of $2.4 million versus the same period last year was that loans declined by $42 million in the current period versus increased by $304 million in the comparable period of 2018.

The decrease in noninterest income of $810,000, or 13.6%, is primarily attributable to a bank-owned life insurance (“BOLI”) death benefit in the first six months of 2018 of $565,000 and declines in the non-service cost components of the Bank’s defined benefit pension plan of $412,000 and Investment Management Division (“IMD”) income of $159,000.  IMD income declined mainly because of certain trust-related fees earned in the 2018 period and lower assets under management and held in a custodial capacity in the current period.  Partially offsetting these items was an increase in service charges on deposit accounts of $198,000 primarily related to higher overdraft and maintenance and activity charges.  Based on information currently known, we believe that the level of noninterest income in the first half of 2019 is representative of the amount that will be recognized in the second half of the year.

Noninterest expense decreased $664,000, or 2.2%, versus the same period last year primarily because of decreases in salaries and employee benefits expense of $733,000, or 3.9%, and marketing expense of $510,000, partially offset by an increase in technology and professional services fees of $604,000.  The decrease in salaries and employee benefits is largely attributable to special salary-related accruals in the 2018 period and decreases in placement and agency fees and group health insurance expense.  The increase in technology and professional services fees includes an accrual of $300,000 for consulting fees.

Management is committed to maintaining tight control over operating costs which should help to mitigate the downward pressure on earnings arising from the current interest rate environment.  We believe that the level of noninterest expense in the second quarter is representative of the amount of noninterest expense that will be incurred in each of the remaining quarters of 2019.  Management’s expectation for noninterest expense does not take into account a future credit of $960,000 that would be applied against the Bank’s FDIC assessments over four or more quarters once the FDIC’s reserve ratio reaches 1.38% and is maintained at or above that level.

Income tax expense increased $1.7 million and the effective tax rate increased from 11.2% to 16.9% when comparing the first six months of 2019 to the same period last year.  These increases are primarily attributable to the recognition of state and local net operating loss carryforwards and higher excess tax benefits from stock-based compensation in the 2018 period and a decline in the current period of tax-exempt income from municipal securities and BOLI.  The increase in income tax expense also reflects higher pretax earnings in the current six-month period as compared to the same period of 2018. Management expects the Corporation’s effective tax rate in the remaining quarters of this year to be approximately 17.0%.

Analysis of Earnings – Second Quarter 2019 Versus Second Quarter 2018

Net income for the second quarter of 2019 was $10.7 million, representing an increase of $429,000, or 4.2%, over $10.3 million earned in the same quarter of last year.  The increase is primarily attributable to declines in the provision for loan losses of $381,000, salaries and employee benefits of $774,000 and occupancy and equipment expense of $162,000.  Also contributing to the increase is higher service charges on deposit accounts of $193,000.  Partially offsetting these items were a decrease in net interest income of $606,000, or 2.3%, and an increase in income tax expense of $315,000.  Included in other noninterest expense is a decline in marketing expense of $385,000 which was substantially offset by the aforementioned accrual for consulting fees of $300,000 in the second quarter of 2019.  The variances in net interest income, provision for loan losses, service charges on deposit accounts and salaries and employee benefits occurred for substantially the same reasons discussed above with respect to the six-month periods.  The decline in occupancy and equipment expense is due to lower maintenance and repairs expense on the Bank’s facilities and equipment.  The increase in income tax expense is due to higher pretax earnings in the current quarter and an increase in the effective tax rate from 14.4% for the second quarter of 2018 to 16.0% for the current quarter largely due to a decline in the percentage of pretax income derived from tax-exempt municipal securities and BOLI.

Net interest margin for the second quarter of 2019 was 2.58% as compared to 2.61% for the same quarter last year.  The 3 basis point decline was caused by the same factors that led to the decrease in net interest margin for the six-month periods including, among others, yield curve flattening and inversion and deposit rate increases driven by competitive pressure and the Bank’s desire to retain deposits.

Analysis of Earnings – Second Quarter Versus First Quarter 2019

Net income for the second quarter of 2019 declined $97,000 from $10.8 million earned in the first quarter of this year. The decrease is mainly due to an increase in the provision for loan losses largely resulting from a $671,000 increase in net chargeoffs and the aforementioned consulting fee accrual of $300,000 in the second quarter.  These items were partially offset by declines in salaries and employee benefits expense of $535,000 and income tax expense of $281,000.  The decrease in salaries and employee benefits is mainly due to the acceleration of stock-based compensation expense in the first quarter for new awards granted to employees and directors that were at retirement age on the grant date or would reach retirement age before the vesting dates of the grant.  The decrease in income tax expense was due to a decline in pretax income in the second quarter and a reduction in the effective tax rate largely resulting from a lower amount of tax based on business capital.

Net interest margin was 2.58% for the second quarter representing an increase of 2 basis points over 2.56% in the first quarter.  The increase reflects an increase in the amount of prepayment penalties, a reduction in the amount of short-term borrowings which is one of the Bank’s highest cost funding sources and an improvement in loan portfolio yields.

Asset Quality

The Bank’s allowance for loan losses to total loans (reserve coverage ratio) declined by 2 basis points from .94% at year-end 2018 to .92% at June 30, 2019.

The provision (credit) for loan losses was ($35,000) and $2.3 million in the first six months of 2019 and 2018, respectively.  The credit provision in the current six-month period was driven mainly by declines in outstanding loans and historical loss rates partially offset by net chargeoffs.  The provision in the 2018 period was driven mainly by loan growth offset by improved economic conditions, reductions in historical loss rates and growth rate trends.

The credit quality of the Bank’s loan and securities portfolios remains strong.  Nonaccrual loans, troubled debt restructurings and loans past due 30 through 89 days all remain at very low levels.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 9.3%, 14.9%, 14.9% and 16.0%, respectively, at June 30, 2019.  The strength of the Corporation’s balance sheet positions the Corporation to resume growth in a measured and disciplined fashion when conditions warrant.

The Corporation has a $50 million stock repurchase program under which $22.2 million has been purchased to date. Stock repurchases are currently being utilized by the Corporation to prevent the buildup of excess capital and enhance EPS and ROE.

Key Strategic Initiatives and Challenges We Face

The Bank’s strategy remains focused on increasing shareholder value through loan and deposit growth when conditions warrant and the maintenance of strong credit quality, a strong efficiency ratio and an optimal amount of capital.  We continue to adjust overall balance sheet and loan growth and capital levels in response to market conditions to optimize current results and best position the Bank for future increases in profitability.  We currently have 52 branches in Nassau and Suffolk Counties, Long Island and the New York City (“NYC”) boroughs of Queens, Brooklyn and Manhattan and will continue to open new branches, albeit at a slower pace than in recent years.  Management is also focused on growing noninterest income from existing and potential new sources, which may include the development or acquisition of fee-based businesses.

Notwithstanding the actions taken by management to mitigate the impact on earnings of the current interest rate environment, net interest income and net interest margin remain under pressure and could be negatively impacted by further yield curve inversion, upward deposit repricings and increases in borrowing costs.  The Corporation’s profitability metrics could be negatively impacted and may experience declines from current levels due to one or both of the following: (1) rising funding costs that are not accompanied by similar increases in lending and investing rates, or (2) falling funding costs that are accompanied by equal or greater declines in available yields on loans and securities.  Management will continue to be measured and disciplined in its approach to deposit repricings and loan growth and will not meaningfully loosen its underwriting standards to improve net interest margin.  Assuming no meaningful change in the yield curve and upward pressure on deposit and borrowing costs continue, management believes that net interest margin for 2019 should approximate 2.55%.

With respect to its lending activities, the Bank will continue to prudently manage concentration and credit risk and maintain its broker and correspondent relationships.  Commercial mortgage loans will be emphasized over residential mortgage loans because of the better yield and shorter duration that such mortgages generally provide.  Small business credit scored loans, along with the Bank’s traditional commercial and industrial loan products, will be originated to diversify the Bank’s loan portfolio and help mitigate the impact on net interest margin of the current interest rate environment.  Management is currently exploring initiatives to grow its commercial and industrial portfolio which, if undertaken, will happen in a measured and disciplined fashion over an extended period of time.

In June 2019, New York State (“NYS”) passed The Housing Stability and Tenant Protection Act of 2019 (“TPA”).  TPA represents a substantial change to the laws that have governed landlord-tenant relations in NYC for decades and significantly strengthens tenant protections. Among other changes, TPA limits the ability of landlords to increase rents to recapture the cost of individual apartment and building-wide capital improvements and restricts the ability of landlords to deregulate rental units based on vacancy, the earnings of occupants or reaching a defined rent threshold.  TPA could negatively impact landlords and the value of regulated buildings and may discourage developers from investing in new residential multifamily construction throughout NYS.  This may lead to a weakening of the financial strength of some borrowers and deterioration in the value of certain collateral.

In the current environment, banking regulators are concerned about, among other things, growth, commercial real estate concentrations, underwriting of commercial real estate and commercial and industrial loans, capital levels, liquidity, cyber security and predatory sales practices.  Regulatory requirements, the cost of compliance and vigilant supervisory oversight are exerting downward pressure on revenues and upward pressure on required capital levels and operating expenses.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe” or “anticipate”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demand for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission (“SEC”).  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2019.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about August 9, 2019, when it is electronically filed with the SEC.  Our SEC filings are also available on the SEC’s website at www.sec.gov.

 CONSOLIDATED BALANCE SHEETS

(Unaudited)

	6/30/19	12/31/18
	(dollars in thousands)
Assets:
Cash and cash equivalents	$69,216	$47,358

Investment securities:
Held-to-maturity, at amortized cost (fair value of $4,522 and $5,552)	4,478	5,504
Available-for-sale, at fair value	738,828	758,015
	743,306	763,519
Loans:
Commercial and industrial	108,154	98,785
Secured by real estate:
Commercial mortgages	1,311,637	1,281,295
Residential mortgages	1,732,301	1,809,651
Home equity lines	66,018	67,710
Consumer and other	3,477	5,958
	3,221,587	3,263,399
Allowance for loan losses	(29,768)	(30,838)
	3,191,819	3,232,561

Restricted stock, at cost	27,884	40,686
Bank premises and equipment, net	40,806	41,267
Right-of-use asset - operating leases	15,425	—
Bank-owned life insurance	82,012	80,925
Pension plan assets, net	15,128	15,154
Deferred income tax benefit	—	3,447
Other assets	16,545	16,143
	$4,202,141	$4,241,060
Liabilities:
Deposits:
Checking	$932,443	$935,574
Savings, NOW and money market	1,716,472	1,590,341
Time, $100,000 and over	241,794	309,165
Time, other	422,870	249,892
	3,313,579	3,084,972

Short-term borrowings	101,162	388,923
Long-term debt	360,472	362,027
Operating lease liability	16,266	—
Accrued expenses and other liabilities	19,144	16,951
Deferred income taxes payable	81	—
	3,810,704	3,852,873
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 80,000,000 shares;
Issued and outstanding, 24,661,409 and 25,422,740 shares	2,466	2,542
Surplus	127,162	145,163
Retained earnings	263,067	249,922
	392,695	397,627
Accumulated other comprehensive loss, net of tax	(1,258)	(9,440)
	391,437	388,187
	$4,202,141	$4,241,060

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended		Three Months Ended
	6/30/19	6/30/18	6/30/19	6/30/18
	(dollars in thousands)
Interest and dividend income:
Loans	$59,029	$55,170	$29,613	$28,506
Investment securities:
Taxable	7,968	5,210	3,923	3,001
Nontaxable	6,046	6,870	2,954	3,439
	73,043	67,250	36,490	34,946
Interest expense:
Savings, NOW and money market deposits	8,841	5,698	4,841	3,158
Time deposits	7,331	4,577	3,933	2,869
Short-term borrowings	2,507	1,656	542	873
Long-term debt	3,675	4,278	1,895	2,161
	22,354	16,209	11,211	9,061
Net interest income	50,689	51,041	25,279	25,885
Provision (credit) for loan losses	(35)	2,315	422	803
Net interest income after provision (credit) for loan losses	50,724	48,726	24,857	25,082

Noninterest income:
Investment Management Division income	998	1,157	517	576
Service charges on deposit accounts	1,485	1,287	780	587
Other	2,678	3,527	1,420	1,516
	5,161	5,971	2,717	2,679
Noninterest expense:
Salaries and employee benefits	17,981	18,714	8,723	9,497
Occupancy and equipment	5,840	5,878	2,903	3,065
Other	6,090	5,983	3,150	3,145
	29,911	30,575	14,776	15,707
Income before income taxes	25,974	24,122	12,798	12,054
Income tax expense	4,389	2,696	2,054	1,739
Net income	$21,585	$21,426	$10,744	$10,315

EARNINGS PER SHARE

(Unaudited)

	Six Months Ended		Three Months Ended
	6/30/19	6/30/18	6/30/19	6/30/18
	(dollars in thousands, except per share data)

Net income	$21,585	$21,426	$10,744	$10,315
Income allocated to participating securities	—	60	—	23
Income allocated to common stockholders	$21,585	$21,366	$10,744	$10,292

Weighted average:
Common shares	25,051,412	25,149,364	24,821,026	25,334,155
Dilutive stock options and restricted stock units	169,048	188,918	181,751	173,661
	25,220,460	25,338,282	25,002,777	25,507,816
Per Share:
Basic EPS	$.86	$.85	$.43	$.41
Diluted EPS	.86	.84	.43	.40
Cash Dividends Declared	.34	.30	.17	.15

FINANCIAL RATIOS

(Unaudited)

ROA	1.03%	1.05%	1.02%	.97%
ROE	11.15%	11.77%	11.00%	11.08%
Net Interest Margin	2.57%	2.66%	2.58%	2.61%
Dividend Payout Ratio	39.53%	35.71%	39.53%	37.50%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	6/30/19		12/31/18
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$122		$909
Past due 90 days or more and still accruing	—		—
Nonaccrual	2,260		1,663
	2,382		2,572
Troubled debt restructurings:
Performing according to their modified terms	1,119		1,289
Past due 30 through 89 days	—		—
Past due 90 days or more and still accruing	—		—
Nonaccrual	469		472
	1,588		1,761
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	1,119		1,289
Past due 30 through 89 days	122		909
Past due 90 days or more and still accruing	—		—
Nonaccrual	2,729		2,135
	3,970		4,333
Other real estate owned	—		—
	$3,970		$4,333

Allowance for loan losses	$29,768		$30,838
Allowance for loan losses as a percentage of total loans	.92%		.94%
Allowance for loan losses as a multiple of nonaccrual loans	10.9	x	14.4	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Six Months Ended June 30,
	2019			2018
	Average	Interest/	Average	Average	Interest/	Average
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets:
Interest-earning bank balances	$25,253	$300	2.40%	$30,322	$255	1.70%
Investment securities:
Taxable	368,572	7,668	4.16	340,633	4,955	2.91
Nontaxable (1)	416,006	7,653	3.68	466,366	8,696	3.73
Loans (1)	3,248,214	59,032	3.63	3,127,670	55,173	3.53
Total interest-earning assets	4,058,045	74,653	3.68	3,964,991	69,079	3.48
Allowance for loan losses	(30,501)			(35,138)
Net interest-earning assets	4,027,544			3,929,853
Cash and due from banks	36,252			36,685
Premises and equipment, net	41,217			40,145
Other assets	128,493			118,561
	$4,233,506			$4,125,244
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,685,467	8,841	1.06	$1,757,700	5,698.65
Time deposits	637,630	7,331	2.32	444,599	4,577	2.08
Total interest-bearing deposits	2,323,097	16,172	1.40	2,202,299	10,275.94
Short-term borrowings	196,481	2,507	2.57	179,291	1,656	1.86
Long-term debt	362,461	3,675	2.04	431,985	4,278	2.00
Total interest-bearing liabilities	2,882,039	22,354	1.56	2,813,575	16,209	1.16
Checking deposits	931,942			935,753
Other liabilities	29,233			8,954
	3,843,214			3,758,282
Stockholders' equity	390,292			366,962
	$4,233,506			$4,125,244

Net interest income (1)		$52,299			$52,870
Net interest spread (1)			2.12%			2.32%
Net interest margin (1)			2.57%			2.66%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Three Months Ended June 30,
	2019			2018
(dollars in thousands)	Average Balance	Interest/ Dividends	Average Rate	Average Balance	Interest/ Dividends	Average Rate
Assets:
Interest-earning bank balances	$25,701	$154	2.40%	$33,249	$151	1.82%
Investment securities:
Taxable	363,080	3,769	4.15	381,433	2,850	2.99
Nontaxable (1)	413,145	3,738	3.62	466,885	4,353	3.73
Loans (1)	3,234,861	29,615	3.66	3,218,724	28,508	3.54
Total interest-earning assets	4,036,787	37,276	3.69	4,100,291	35,862	3.50
Allowance for loan losses	(30,114)			(35,806)
Net interest-earning assets	4,006,673			4,064,485
Cash and due from banks	35,834			36,075
Premises and equipment, net	41,125			40,324
Other assets	127,614			121,096
	$4,211,246			$4,261,980

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,728,112	4,841	1.12	$1,810,311	3,158.70
Time deposits	668,217	3,933	2.36	536,713	2,869	2.14
Total interest-bearing deposits	2,396,329	8,774	1.47	2,347,024	6,027	1.03
Short-term borrowings	92,475	542	2.35	158,505	873	2.21
Long-term debt	369,142	1,895	2.06	428,675	2,161	2.02
Total interest-bearing liabilities	2,857,946	11,211	1.57	2,934,204	9,061	1.24
Checking deposits	932,256			945,572
Other liabilities	29,398			8,714
	3,819,600			3,888,490
Stockholders' equity	391,646			373,490
	$4,211,246			$4,261,980
Net interest income (1)		$26,065			$26,801
Net interest spread (1)			2.12%			2.26%
Net interest margin (1)			2.58%			2.61%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.27 for each period presented using the statutory federal income tax rate of 21%.